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                                                                  Exhibit 99.1

                                                                  NEWS RELEASE

MOLECULAR BIOSYSTEMS, INC.
     ROBERT P. GIARGIARI, INVESTOR RELATIONS (619) 812-7179
     PATRICIA SULLIVAN, CORPORATE COMMUNICATIONS (619) 812-7146
     E-MAIL:  IR@MOBI.COM



           MOLECULAR BIOSYSTEMS AND CHUGAI PHARMACEUTICALS ESTABLISH A MULTIPLE PRODUCT ALLIANCE FOR ULTRASOUND IMAGING AGENTS


     SAN DIEGO, CALIF. and Tokyo, Japan, April 8, 1998 -- Molecular Biosystems, Inc. (NYSE:MB) ("MBI") and Chugai Pharmaceuticals Wednesday announced that they have entered into an exclusive license agreement for the development and sale of two products, FS069 and ORALEX-Registration Mark- in Japan, Taiwan and South Korea. This alliance reflects each company's commitment to be a world leader in the development and commercialization of contrast agents for the rapidly growing ultrasound field.

     In exchange for granting to Chugai a royalty-based license to market these products in the named countries, MBI will receive an upfront license fee from Chugai of $14 million. In addition, Chugai will make an equity investment in MBI common stock. MBI will also receive milestone payments of up to $20 million based on the achievement of certain product development goals and will receive royalties from Chugai from the sale of commercialized products in the territory.

     FS069, the first and only commercially available perfluorocarbon based cardiac ultrasound contrast imaging agent, is now licensed for sale in every territory around the world. To date, FS069 is the first and only perfluorocarbon based agent to have been approved for sale in the United States by the U.S. Food and Drug Administration and additionally is the first to have been recommended for approval in Europe by the Committee for Proprietary Medicinal Products. Marketing authorization in Japan would give Chugai and MBI access to the world's second largest market for ultrasound imaging.

     ORALEX, which recently completed Phase 2 clinical trials in the U.S., is a proprietary oral ultrasound agent designed to distend the stomach and to displace gases in order to provide physicians with a better view into the upper gastrointestinal (GI) anatomy, including the stomach wall and pancreas.


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     Bobba Venkatadri, president and CEO of MBI, commented on the significance of this new strategic alliance: "In extending our leadership position in the ultrasound arena, MBI is committed to the global development and commercialization of multiple products along multiple technology platforms. The inclusion of both FS069 and ORALEX in this partnership validates the world-class scientific efforts underway at MBI and gives us the opportunity to build a successful product franchise in the Far East."

     "Chugai, as one of the largest pharmaceutical companies in Japan, is an ideal partner given its extensive skills and experience in product development and marketing. We are confident in their ability to move aggressively toward bringing MBI's exciting products to market," added Venkatadri.

      "We view this partnership as an excellent match, given each company's common goal to define the standards in ultrasound contrast imaging," Osamu Nagayama, president of Chugai. "After examining carefully several products under development in this field and the growth potential for ultrasound contrast, we concluded that MBI's combination of products would give us a distinct competitive edge in terms of efficacy, safety, and marketability.
We look forward to continuing Chugai's legacy of achievements by making FS069 and ORALEX major successes in Japan, Taiwan and South Korea."

     Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's breakthrough products, including FS069 and ORALEX, enables improved diagnoses of disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888/329-4007 (toll-free) or via the internet by pointing your browser to (http://www.mobi.com).

     Chugai Pharmaceuticals, Ltd., based in Tokyo, is a major research-based, fully-integrated Japanese pharmaceutical company, known for its innovative products.

     This news release contains forward-looking statements that involve risk and uncertainties. The commercialization of FS069 and ORALEX in Japan, Taiwan or South Korea may differ from the companies' expectation. Among the factors that could result in a materially different outcome are: the failure of FS069 or ORALEX to gain marketing authorization or market acceptance in the territories; and other risk factors reported from time to time in MBI's filings with the Securities Exchange Commission.